SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

WHEELING-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As described in Item 2.01 of this report, Wheeling-Pittsburgh Corporation (the “Company”) and Esmark Steel Service Group, Inc. (f/k/a Esmark Incorporated) (“ESSG”) completed their business combination on November 27, 2007. As a result of mergers in which they were the surviving corporations, ESSG and the Company became wholly-owned subsidiaries of Esmark Incorporated (f/k/a Clayton Acquisition Corporation) (“Esmark Incorporated”).

In connection with the completion of the combination, the Company entered into the material definitive agreements described below.

Fifth Amendment to the Revolving Credit Facility

The Company entered into the Fifth Amendment and Consent, dated as of November 27, 2007 (the “Fifth Amendment to Revolving Loan Agreement”), to the Amended and Restated Revolving Loan Agreement dated as of July 8, 2005, as amended (the “Revolving Loan Agreement”), by and among the Company, Wheeling-Pittsburgh Steel Corporation (“WPSC”), the Lenders signatory thereto from time to time, and General Electric Capital Corporation, as administrative agent. The Fifth Amendment was entered into to modify the conditions to the consent to such business combination under the Fourth Amendment and Consent to the Revolving Loan Agreement dated as of October 31, 2007 (the “Fourth Amendment to Revolving Loan Agreement”) to allow Esmark Incorporated to retain certain proceeds from the rights offering before contributing the remainder of the proceeds to WPSC, provided that Esmark Incorporated uses such proceeds as follows: (i) no more than $8 million to pay transaction expenses incurred in connection with the combination, (ii) no more than $1 million to pay ordinary course overhead expenses of Esmark Incorporated after the combination and (iii) no more than $5.3 million for Esmark Incorporated to purchase certain convertible notes of Holdings (in an aggregate principal amount not to exceed $5 million, together with accrued interest). The Fifth Amendment to Revolving Loan Agreement also modifies the event of default added to the Revolving Loan Agreement in the Fourth Amendment to Revolving Loan Agreement which, as amended, provides that it will be an event of default if Esmark Incorporated conducts any business other that owning the stock of its subsidiaries and such notes of the Company, or incurs any indebtedness or liabilities other than guaranties of the obligations of its subsidiaries under certain existing indebtedness of such subsidiaries and liabilities in connection with customary overhead activities.

The foregoing description of the terms of the Fifth Amendment to Revolving Loan Agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to this report.

Sixth Amendment to the Term Loan

The Company entered into the Sixth Amendment, dated as of November 27, 2007 (the “Sixth Amendment to Term Loan Agreement”), to the Term Loan Agreement, dated as of July 31, 2003, as amended (the “Term Loan Agreement”), among the Company, WPSC, the Lenders party thereto, Royal Bank of Canada, as administrative agent, the Emergency Steel Loan Guarantee Board and the West Virginia Housing Development Fund. The Sixth Amendment to Term Loan Agreement was entered into to make changes to certain provisions to the Term Loan Agreement and the consent to such business combination thereunder to conform those provisions to the comparable provisions under the Revolving Loan Agreement, as amended by the Fourth Amendment to Revolving Loan Agreement and the Fifth Amendment to Revolving Loan Agreement, including the requirement thereunder as to the application of the proceeds of the related equity rights offering described above.

The foregoing description of the terms of the Sixth Amendment to Term Loan Agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.2 to this report.

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 27, 2007, the Company consummated its business combination with ESSG pursuant to that certain Agreement and Plan of Merger and Combination (the “Merger Agreement”), dated March 16, 2007 and amended October 22, 2007, among Esmark Incorporated, the Company, ESSG, Wales Merger Corporation (“WPC Merger Sub”), and Clayton Merger, Inc. (“Esmark Merger Sub”). In accordance with the Merger Agreement and as a result of the mergers pursuant thereto, the Company and ESSG became wholly-owned subsidiaries of Esmark Incorporated.

The foregoing description of the Merger Agreement is qualified in its entirely by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A to the proxy statement/prospectus included in Esmark Incorporated’s Registration Statement on Form S-4 (File No. 333- 142822), effective as of October 26, 2007.

WPC Merger Sub merged with and into the Company and Esmark Merger Sub merged with and into ESSG. The Company and ESSG were the surviving corporations of the mergers and are now wholly-owned subsidiaries of Esmark Incorporated by merger.

On November 27, 2007, Esmark Incorporated and the Company issued a joint press release announcing the closing of their combination. The corrected text of this press release is filed with this report as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Fifth Amendment and Consent to the Amended and Restated Revolving Loan Agreement dated November 27, 2007 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed by Esmark Incorporated on November 27, 2007 (File No. 333-142822)).

10.2	Sixth Amendment to the Term Loan Agreement, dated as of November 27, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed by Esmark Incorporated November 27, 2007 (file No. 333-142822)).

99.1	Joint Press Release of Esmark Incorporated and Wheeling-Pittsburgh Corporation, dated November 27, 2007 announcing the closing of their combination by merger (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by Esmark Incorporated November 27, 2007 (file No. 333-142822)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ David A. Luptak
David A. Luptak
Executive Vice President, General Counsel and Secretary

Dated: December 3, 2007